ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:	KCSA Worldwide
Company Contact:	Lee Roth / David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1209 / (212) 896-1258
David Chymiak (9l8) 25l-2887	lroth@kcsa.com / dburke@kcsa.com

ADDvantage Technologies Group, Inc. Announces Additions to its Board of Directors
Jim McGill, Paul Largess, Tom Franz and Dan O’Keefe to join the Board

BROKEN ARROW, Oklahoma, August 10, 2007 – ADDvantage Technologies Group, Inc. (AMEX: AEY), announced today that its Board of Directors has increased its size to eight members and it has appointed Jim McGill, Paul Largess, Tom Franz and Dan O’Keefe to the Company’s Board of Directors. These persons will serve until the next annual meeting of stockholders, at which time it is expected that they will be nominated for reelection.

James C. McGill, 63, currently serves as Chairman of the Board of MacroSolve, Inc., the parent company of Anyware Mobile Solutions, a provider of remote end-user data services.  In addition, he is a board member of numerous organizations in the Tulsa, Oklahoma area. During his career, McGill has received 25 U.S. and foreign patents in the field of pollution control, and has extensive experience in helping to develop early-stage and emerging companies. McGill is a registered professional engineer, with a bachelor of science degree in chemical engineering from The University of Tulsa, where he graduated Cum Laude. He is a member of the University’s College of Engineering and Applied Sciences Hall of Fame.

Paul F. Largess, 56, retired as Controller from CITGO Petroleum Corporation in 2006 after twenty-one years of service. His career at CITGO included a number of positions in accounting, finance and audit. Prior to joining CITGO, he worked for seven years as an auditor with Texaco and two years in public accounting. He holds a degree in accounting from The University of Tulsa and is a Certified Public Accountant.

Thomas J. Franz, 48, is currently head of TJ Franz & Associates, which provides profitability and contract CFO consulting for small and medium sized businesses.  For the ten years prior, he served as Chief Financial Officer for several businesses and served in a Chief Operating Officer role as well.  From 1983 to 1993 Franz held several public accounting roles for clients in the banking, government, venture capital, not for profit and financial services industries.  Franz is a Certified Public Account with a bachelor of business administration degree from Oklahoma State University where he also received a masters degree in accounting.

In addition, Dan O’Keefe, chief financial officer of ADDvantage Technologies, has been appointed to the Board of Directors.

Dave Chymiak, Chairman of ADDvantage Technologies, commented, “We are very excited to have enhanced our Board of Directors with such knowledgeable and respected individuals. The experience that they bring to ADDvantage’s Board will no doubt be valuable, as we continue to expand our business both domestically and internationally. We look forward to their participation in the Company and expect many great things to come.”

As members of the Board of Directors, Mr. McGill, Mr. Largess and Mr. Franz will serve on the Audit Committee. In addition, McGill will serve on the Compensation Committee, while Largess and Franz will serve on the Corporate Governance and Nominating Committees.

The Company also announced that Fred Gibson will be stepping down from the Company’s Board, effective August 10, 2007, in order to concentrate on his role as president of the Heat Transfer Company in Tulsa, Oklahoma. Gibson has served on the Board of Directors of ADDvantage Technologies Group, Inc. since 1999.

Commenting on Mr. Gibson’s departure, Mr. Chymiak stated, “While we are disappointed to lose Fred as a member of our Board, we understand he has other priorities that will require more of his time, and understand the importance of his role at the Heat Transfer Company. We appreciate his contributions during his time on ADDvantage Technologies’ Board of Directors, and wish him all the best in his future endeavors.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat Corporation, ADDvantage Technologies Group of Nebraska, Inc., NCS Industries, Inc., ADDvantage Technologies Group of Missouri, Inc., ADDvantage Technologies Group of Texas, Tulsat-Atlanta, LLC, Jones Broadband International, Inc. and Tulsat-Pennsylvania LLC. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.